Exhibit 2.31

Assessor’s Parcel Number: 002-24-601-021

ESTOPPEL CERTIFICATE

CONSENT AND AGREEMENT

THIS ESTOPPEL CERTIFICATE, CONSENT AND AGREEMENT (this “Agreement”) is dated as of the          day of December, 2004, and made by River View Limited Liability Company, a Nevada limited-liability company (“Landlord”), and RBG, LLC, a Nevada limited-liability company (“Tenant”), for the benefit of The Bank of New York Trust Company, N.A., a national banking association, as collateral agent, and Wells Fargo Foothill, Inc., a California corporation, in its capacity as the arranger and administrative agent (collectively, the “Beneficiary”).

RECITALS

A.                                   Landlord and Players Mesquite Golf Club, Inc., a Nevada corporation (“Original Tenant”), entered into a certain Lease Agreement, dated June 2, 1995 (the “Original Lease”), a memorandum of which was recorded in the Official Records of Clark County, Nevada (the “Official Records”) on June 7, 1995 in Book 950607 as Instrument No. 00510, demising certain premises (the “Leased Premises”) more particularly described on Exhibit “1” attached to the Original Lease, as amended.

B.                                     Landlord and Original Tenant amended the Original Lease pursuant to a certain (i) First Amendment to Lease Agreement, dated August 25, 1996, a memorandum of which was recorded in the Official Records on August 31, 1995 in Book 950831 as Instrument No. 03232; (ii) Second Amendment to Lease Agreement, dated January 9, 1997; and (iii) a letter agreement, dated January 10, 1997 (the Original Lease, as so amended, the “Lease”).  Capitalized terms used but not defined herein shall have the meaning provided therefor in the Lease.

C.                                     Original Tenant assigned all of its right, title and interest under the Lease to Tenant pursuant to a certain Assignment and Assumption of Lease and Indemnity Agreement, dated March 18, 1997, a memorandum of which was recorded in the Official Records on March 19, 1997 in Book 970319 as Instrument No. 00218.

D.                                    This Agreement is being entered into in connection with a Leasehold and Fee Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents and an additional

Leasehold and Fee Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement (collectively, the “Deed of Trust”) respectively made by Tenant to Nevada Title Company, as trustee for the benefit of The Bank of New York Trust Company, N.A., a national banking association, as collateral agent for the Holders (as defined in that certain Indenture being executed on or about December    , 2004, by and among Virgin River Casino Corporation, a Nevada corporation, Tenant, and B&BB, Inc., a Nevada corporation, collectively, as issuers, and The Bank of New York Trust Company, N.A., a national banking association, as trustee), and by Tenant to Nevada Title Company, as trustee for the benefit of Wells Fargo Foothill, Inc., a California corporation, as agent and beneficiary, encumbering Tenant’s interest in the Leased Premises and the Lease, and to be recorded in the Official Records.

AGREEMENTS

Landlord and Tenant each agrees that so long as the Deed of Trust shall remain unsatisfied of record or until Beneficiary gives written notice of satisfaction to Landlord, the following provisions shall apply:

1.                                       Landlord and Tenant each represents and warrants as of the date hereof as follows: (a) a true and correct copy of the Lease is attached hereto as Exhibit A; (b) the Lease contains the entire agreement between Landlord and Tenant regarding the Leased Premises and has not been modified, altered or amended, except as set forth above; (c) the Lease is in full force and effect; (d) all obligations of Landlord under the Lease have been performed, Landlord is not in default under the Lease and there is no circumstance or condition now existing which would constitute a default with notice or lapse of time or both; (e) there are no offsets, defenses or counterclaims that Landlord has against the full enforcement of the Lease by Tenant; (f) Tenant is not in default under the Lease and there is no circumstance or condition now existing which would constitute a default with notice or lapse of time or both; (g) the Base Rent per month is $                , payable monthly in advance on the first day of each calendar month; Tenant has paid the Base Rent through December 2004, and the Additional Rent through                   2004; (h) the next Base Rent payment in the amount of $                is due on January 1, 2005, and the next Additional Rent payment in the amount of $                 is due on                      , 2005; (i) no rent has been prepaid except for the current month, and Tenant has not paid a security deposit in connection with the Lease.

2.                                       Landlord consents to the Deed of Trust encumbering Tenant’s interest in the Leased Premises and the Lease, for the full amount of all obligations secured by the Deed of Trust from time to time and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Deed of Trust.  Landlord and Tenant acknowledge and agree that Beneficiary constitutes a Mortgagee and is entitled to all of the Mortgagee Protection Provisions.

3.                                       Landlord acknowledges that the interest of Tenant under the Lease is to be mortgaged and assigned to Beneficiary solely as security for the obligations secured by the Deed of Trust, and Beneficiary shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, by virtue of the Deed of Trust or exercise of any right or remedy under the Deed of Trust or applicable law, unless Beneficiary shall specifically undertake such liability in writing or becomes, and then only with respect to periods in which Beneficiary becomes, the owner of the Lease and the leasehold interest in the Leased Premises.

4.                                       Any notice, communication or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed given if sent certified or registered mail, return receipt requested, or if delivered in person evidenced by a receipt, or if sent by a reputable courier service providing a receipt, addressed to Landlord, Tenant or Trustee, as the case may be, at the following addresses:

If to Landlord:	River View Limited Liability Company
c/o Mesquite Mart, Inc.
910 West Mesquite Blvd.
PO Box 719
Mesquite, NV 89024
Attention: Bryan K. Hafen

If to Tenant:	RBG, LLC
911 North Buffalo Drive
Las Vegas, NV 89128
Attention: Robert R. Black, Sr.

If to Beneficiary:	The Bank of New York Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017
Attention: Corporate Trust Administration
Facsimile No.: (213) 630-6298

and

Wells Fargo Foothill, Inc.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404
Attention: Specialty Finance Manager
Facsimile No.: (310) 453-7442

Either party by notice to the other party may designate a different address for such notices.

5.                                       Upon termination of the Deed of Trust, Beneficiary shall file of record, a satisfaction of the Deed of Trust and, if this Agreement has been recorded, a termination of this Agreement.

6.                                       The term “Beneficiary” as used herein includes any successor or assign of the named Beneficiary herein, the term “Tenant” as used herein includes any successor or assign of the named Tenant herein, and the term “Landlord” as used herein includes any successor and assign of the named Landlord herein.

7.                                       Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

[Remainder of Page Left Intentionally Blank]

Witness the execution hereof as of the date first above written.

LANDLORD

RIVER VIEW LIMITED LIABILITY COMPANY,
a Nevada limited-liability company

By:	/s/ KRAIG D. HAFEN ,
Name: Kraig D. Hafen
Title: Member

TENANT

RBG, LLC,
a Nevada limited-liability company

By:	/s/ ROBERT R. BLACK ,
Name: Robert R. Black, Sr
Title: Sole Manager

STATE OF NEVADA	}
} ss.
COUNTY OF CLARK	}

This instrument was acknowledged before me on December 16, 2004 by Patricia Dick as Notary of Kraig Hafen.

/s/ PATRICIA DICK	Patricia Dick
NOTARY PUBLIC	Notary Public
State of Nevada
Appt. No. 99-55723-1
MY APPT. EXPIRES June 12, 2007

STATE OF NEVADA	}
} ss.
COUNTY OF CLARK	}

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as Sole Manager of RBG, LLC.

/s/ KIMBERLY SCHROEDER	Kimberly Schroeder
NOTARY PUBLIC	Notary Public State of Nevada
No. 96-4320-1
My appt. exp. July 18, 2008

Exhibit A*

See Attached

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.